Exhibit 99.1

Contact Information:

Weight Watchers International, Inc.	Brainerd Communicators, Inc.
John Sweeney, CFA	Joe LoBello
Director of Investor Relations / Financial Analysis	(212) 986-6667
(516) 390-1526

WEIGHT WATCHERS INTERNATIONAL ANNOUNCES AGREEMENTS

TO ACQUIRE WEIGHTWATCHERS.COM

WOODBURY, N.Y., June 13, 2005 – Weight Watchers International, Inc. (NYSE: WTW) today announces that it has signed definitive agreements that will result in WeightWatchers.com, Inc. becoming a wholly owned subsidiary of Weight Watchers International.  On July 2, 2005 Weight Watchers International will exercise its existing warrants to purchase WeightWatchers.com, Inc. stock and will concurrently acquire all of the equity interest in WeightWatchers.com not owned by Artal Luxembourg S.A.  This will give Weight Watchers International a total ownership of 53% of WeightWatchers.com and operational control.  Subsequently, on December 31, 2005, pursuant to a redemption agreement, WeightWatchers.com is scheduled to redeem, at the same price per share as the first transaction, all the shares currently owned by Artal Luxembourg S.A.  At that time, Weight Watchers International will own 100% of WeightWatchers.com.  The cost to acquire and redeem all of the interest not currently owned by Weight Watchers International is $389 million in cash and is based on an enterprise valuation of $552 million for the WeightWatchers.com business.

This transaction was evaluated, negotiated and recommended by a Special Committee of Weight Watchers International’s Board, consisting of the Company’s independent directors.  The Special Committee engaged Lazard to give it financial advice with respect to this matter, and Paul, Weiss, Rifkind, Wharton & Garrison LLP as its legal counsel.  Artal was advised by JP Morgan and Gibson Dunn and Crutcher LLP.

Weight Watchers International reaffirms its guidance for Weight Watchers International on a stand-alone basis of $1.88 to $1.98 per fully diluted share for 2005.  Guidance for consolidated Weight Watchers International for fiscal 2005, excluding one-time expenses related to the transactions, is $1.88 to $1.98 per fully diluted share.  The Company expects that these transactions will increase the Company’s fully diluted earnings per share by $0.03 to $0.05 in 2006 and add $0.10 to $0.15 in 2007 as compared to Weight Watchers International’s stand-alone results.

Linda Huett, President and CEO of Weight Watchers International commented: “I am delighted to see WeightWatchers.com join Weight Watchers International. The transactions and the opportunities they create will increase the reach and appeal of the Weight Watchers brand.  The WeightWatchers.com team has already built the leading online weight loss company and has become a critical marketing channel for the brand’s meeting room business.  I believe that together we will be able to unlock even more opportunities to grow our businesses across all channels globally.”

David Kirchhoff, CEO of WeightWatchers.com commented: “The whole WeightWatchers.com team joins me in welcoming this business combination.  With the excellent cooperation Weight Watchers International and WeightWatchers.com have enjoyed since our founding, the integration will be seamless.  I am enthusiastic at the prospects we now enjoy as a combined entity.”

In addition to being a prime marketing channel for the Weight Watchers brand and the existing meetings business, WeightWatchers.com generates revenues from online subscription products in the US, Canada, the UK, and Germany.  WeightWatchers.com has experienced substantial revenue growth in the past four years, from $8 million in 2001 to projected revenues of $110 million in fiscal year 2005.  EBITDA for fiscal year 2005 is expected to be $35 million, excluding transaction and one-time expenses.

Weight Watchers International Announces Increase in Share Repurchase Program

Weight Watchers International also announces that its Board of Directors today authorized adding $250 million to the existing share repurchase program adopted October 9th 2003.  Of the original $250 million repurchase authorization, $221 million has been repurchased to date.

“The limited capital requirements for the WeightWatchers.com transactions and our continued strong cash flows enable us to continue our share repurchase program,” said Ann Sardini, CFO of Weight Watchers International.

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading provider of weight loss services, operating in 30 countries through a network of company-owned and franchise operations. Weight Watchers holds over 46,000 weekly meetings where members receive group support and education about healthy eating patterns, behavior modification and physical activity. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the company pursuant to United States securities laws contain discussions of these risks and uncertainties. Weight Watchers International assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review our filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at http://www.sec.gov, at various SEC reference facilities in the United States and via the company’s website at http://www.weightwatchersinternational.com).

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